Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references to our firm, in the context in which they appear, and to the references to and the incorporation by reference in this Registration Statement on Form S-1 with respect to the information in our firm’s reserves report dated February 20, 2017, included in the Annual Report on Form 10-K of Yuma Energy, Inc. (the “Company”) for the fiscal year ended December 31, 2016, as well as in the notes to the financial statements included therein, in reliance upon the report of this firm and upon the authority of this firm as experts in petroleum engineering. We hereby further consent to the reference to this firm under the heading “Experts” in such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C. H. (Scott) Rees III, P.E.

Chairman and Chief Executive Officer

Dallas, Texas
June 7, 2017